UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
June 18, 2007
Date of Report (Date of earliest event reported)

MOLEX INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-7491 (Commission File Number)	36-2369491 (IRS Employer Identification No.)
2222 Wellington Court, Lisle, Illinois 60532
(Address and zip code of principal executive offices)
(630) 969-4550
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.
     On June 18, 2007, Molex Incorporated (“Molex”) filed a current report on Form 8-K regarding its multi-year plan to implement restructuring initiatives designed to reduce costs and improve return on invested capital in connection with the new global organization launched on July 1, 2007. Molex is filing this Form 8-K/A to amend the June 18, 2007 Form 8-K to update the disclosure therein.
     Molex’s initial estimates were that the total pre-tax charge related to this restructuring effort would be $100 to $125 million over the fiscal year 2007 fourth quarter and fiscal years 2008 and 2009, and that the restructuring charge would be made up of headcount reductions, realignment of manufacturing capacity and certain plant closures. The plan is proceeding on schedule and we remain committed to achieving our operating profit goal. The cost reduction savings are as expected, however the benefit to incremental profit has been diminished by inflation and rising raw material costs. While recent trends in raw material costs have been positive, we believe it prudent to remain focused on operating cost reduction. As a result, the scope of the restructuring program will be increased. The revised estimate for annual pretax savings is $100 million to $120 million, and for a total pretax restructuring charge of $125 million to $140 million. These actions are expected to be completed by the end of fiscal year 2010.
Cautionary Note Regarding Forward-Looking Statements
     Statements in this Form 8-K that are not historical, including statements regarding Molex’s restructuring initiatives, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on currently available information and are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. These risks and uncertainties are set forth in Molex’s documents filed with the Securities and Exchange Commission, including Item 1A of its Form 10-K for the year ended June 30, 2007. This report speaks only as of its date and, except to the extent required by law, Molex disclaims any obligation to revise these forward-looking statements or to provide any updates regarding information contained in this release resulting from new information, future events or otherwise.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLEX INCORPORATED
By:	/s/ David D. Johnson
David D. Johnson
Executive Vice President, Treasurer & Chief Financial Officer

Date: August 5, 2008